Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3 No. 333-00000) and related Prospectus of Meruelo Maddux Properties, Inc. for the registration of 42,944,864 shares of common stock and to the incorporation by reference therein of our reports dated March 29, 2007, with respect to the consolidated balance sheet of Meruelo Maddux Properties, Inc., and the combined financial statements and schedule of Meruelo Maddux Properties Predecessor included in its Annual Report (Form 10-K) for the year ended December 31, 2006, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Los Angeles, California

January 29, 2008